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FOR IMMEDIATE RELEASE

                John Schoen                           Jack Seller
                COO/CFO                               Public Relations
                PCTEL, Inc.                           PCTEL, Inc.
                (773) 243-3000                        (773) 243-3016
                                                      jack.seller@pctel.com


           PCTEL CLARIFIES "ACCRUED ROYALTY" REVERSAL ASSOCIATED WITH
                                   SETTLEMENT.


CHICAGO, IL - NOVEMBER 24, 2004 -- Earlier today, PCTEL (NASDAQ: PCTI), and 3Com jointly announced the resolution of a long-standing intellectual property dispute. Prior to the filing of that lawsuit, PCTEL had established a $3.2 million reserve for potential royalty expense related to 3Com's patents. That expense was recorded as a cost of goods sold in 2003 and prior years. Now that the lawsuit has been resolved, the expense reserve will be reversed.

This will result in a one-time positive earnings adjustment for PCTEL that the company will record in the current quarter. Although the royalty accrual is directly related to 3Com patent claims, the accrual itself is unrelated to the lawsuit or to the settlement.


ABOUT PCTEL, INC.

PCTEL (NASDAQ:PCTI), founded in March 1994, is a global leader in simplifying mobility. PCTEL's Mobility Solutions' (http://mobilitysolutions.pctel.com) software tools simplify installation, roaming, Internet access and billing. PCTEL's RF Solutions' (http://rfsolutions.pctel.com) portfolio of OEM receivers and receiver-based products are used to measure and monitor cellular networks. PCTEL's MAXRAD Product Group (http://maxrad.pctel.com) designs, distributes, and supports innovative antenna solutions that facilitate and simplify wireless communications. PCTEL protects its leadership position with a portfolio of more than 130 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold or licensed to wireless carriers, wireless ISPs, distributors, wireless test and measurement companies, system integrators, PC manufacturers and PC card and board manufacturers. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.

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